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                                                Exhibit 23

                    INDEPENDENT AUDITORS' CONSENT


     We consent to the use in this Post-Effective Amendment No. 9 to the Registration Statement on Form S-2 (Reg. No. 33-41858) of Sun Life Assurance Company of Canada (U.S.) of our report dated February 10, 2000 accompanying the statutory financial statements of Sun Life Assurance Company of Canada (U.S.), which includes explanatory paragraphs relating to the use of statutory accounting practices which differ from generally accepted accounting principles, appearing in the Prospectus, which is part of such Registration Statement, and to the incorporation by reference of our report dated February 10, 2000 appearing in the Annual Report on Form 10-K of Sun Life Assurance Company of Canada (U.S.) for the year ended December 31, 1999, which includes explanatory paragraphs relating to the use of statutory accounting practices which differ from generally accepted accounting principles.

     We also consent to the references to us under the headings "Accountants" and "Appendix B - Condensed Financial Information - Accumulation Unit Values" in such Prospectus.

DELOITTE & TOUCHE LLP
Boston, Massachusetts

April 10, 2000